Exhibit 99.1

           Midas Reports Third Quarter Earnings Per Share of
 $0.21 after Special Items of $0.02 Per Share; Year-to-Date Operating
                  Cash Flow Per Share up 27 Percent


    ITASCA, Ill.--(BUSINESS WIRE)--Oct. 25, 2007--Midas, Inc. (NYSE:
MDS) reported net earnings of $3.0 million--or $0.21 per diluted share--for the third quarter ended Sept. 29, 2007, compared to net earnings of $2.4 million--or $0.16 per diluted share--in the prior year. Third quarter results in both years included special items of $0.02 per share, primarily consisting of business transformation charges related to the continuing shop re-imaging program.

    For the first nine months of 2007, Midas reported net income of $8.2 million--or $0.56 per diluted share--compared to $8.8 million--or $0.56 per diluted share--a year ago. The 2006 nine-month net income included a $3.4 million gain on asset sales that added $0.13 to earnings per share.

    "Operating income was virtually flat for the quarter, despite a challenging retail environment that saw a 3.2 percent comparable shop sales decline in the U.S.," said Alan D. Feldman, Midas' chairman and chief executive officer.

    "Third quarter retail sales trends for the Midas system were similar to many retailers in North America," Feldman said. "Also, our September results were comparing to a very strong month last year when U.S. comparable shops sales were up five percent, led by an eight percent increase in brakes.

    "Importantly, profit improvements and expense reductions in other parts of our business offset the decline of $1 million in worldwide franchise royalties," Feldman said. "This, combined with a more normalized tax rate in 2007 and a reduced share count due to our ongoing share buyback, enabled the company to post a 31 percent increase in earnings per share."

    Feldman said the comparable sales decline in U.S. shops occurred despite continuing gains of nearly nine percent in tires and nearly 11 percent in oil changes.

    "These increases could not offset comparable sales declines of seven percent in brakes and 11 percent in exhaust," he said.

    In Canada, comparable shop sales declined by 1.5 percent in the third quarter, including declines of five percent in brakes and nine percent in exhaust.

    "Comparable retail sales at company shops declined 2.4 percent, the first comparable shop sales decline in 14 quarters," he said. "Comparable shop sales were up 7.4 percent in our Chicago company shops. However, we experienced significant weakness in our Florida markets."

    Midas ended the third quarter with 80 company shops, an increase of four during the quarter.

    The company's third quarter marketing message focused on maintenance services.

    "In July, we began a heavy schedule of advertising, which runs through mid-November for the $29.95 Midas Touch Maintenance Package including oil and filter replacement, tire inspection and rotation and a multi-point vehicle inspection," Feldman said. "The promotion helped drive an increase in oil changes of more than 10 percent."



Strong operating cash flow continues

   Selected Cash Flow Information               YTD Q3       YTD Q3
      ($ in millions except per share)           2007         2006

   Cash provided by operating activities
    before cash outlays for business
    transformation costs and net changes in
     assets and liabilities                        $24.8        $22.2

   Cash outlays for business transformation
    costs                                           (2.4)        (4.8)

   Net changes in assets and liabilities             2.0          2.9
                                             -------------------------
   Net cash provided by operating activities       $24.4        $20.3
                                             -------------------------

   Net cash provided by operating activities
    per diluted share                              $1.65        $1.30

   Capital investments                             $(2.9)       $(2.9)
   Net borrowings (retirements) of long-term
    debt and leases                                  7.5         (4.2)
   Cash paid for treasury shares                   (21.1)       (13.3)


    Net cash provided by operating activities grew to $24.4 million in the first nine months, up from $20.3 million for the same period last year. On a per share basis, net cash provided by operating activities grew 27 percent to $1.65 per share from $1.30 per share.

    Results for third quarter, first nine months

    Sales and revenues for the third quarter and first nine months were $46.1 million and $133.1 million, respectively, compared to $45.3 million and $133.0 million, respectively, in 2006.

    Franchise royalties and license fees were $15.6 million in the third quarter and $46.2 million in the first nine months, down from $16.6 million and $48.7 million for the same periods a year ago. The declines are a result of the U.S. comparable shop retail sales decline and lower fees from International franchising. Real estate revenues were $9.1 million in the third quarter and $27.0 million in the first nine months, flat for the quarter and down slightly from $27.3 million for the first nine months in 2006.

    Retail sales at company-owned shops were $12.9 million for the quarter and $32.9 million for the first nine months, up from $10.8 million and $30.8 million for the same periods last year. The increase in sales is a result of the higher shop count.

    Replacement part sales and product royalties were $7.4 million in the third quarter and $23.7 million in the first nine months, compared to $7.8 million and $23.3 million, respectively, last year.

    Gross profit margin was 64.6 percent for the quarter and 63.8 percent for the first nine months of 2007, compared to 64.9 percent in the third quarter and 64.1 percent in the first nine months last year. The decline in gross profit margin in the third quarter was the result of the replacement of high-margin franchise royalties with lower margin company shop sales.

    Selling, general and administrative expenses were $21.9 million in the third quarter and $62.5 million in the first nine months, compared to $21.4 million and $65.8 million, respectively, last year. The increase in the third quarter was the result of operating five additional company shops than in the same period a year ago, partially offset by a $0.7 million reduction in expenses in other parts of the company's business. The decline in the first nine months was primarily a result of a significant reduction in dealer convention expenses, the closing of the company's last remaining distribution center in the first quarter of 2006, and the recovery of legal fees from one of the company's insurers in 2007.

    Operating income was $7.5 million for the third quarter and $20.5 million for the first nine months, compared to $7.6 million and $22.0 million in the same periods a year ago. The 2006 first nine-month amount included a $3.4 million gain from the sale of the company's Chicago distribution center in the first quarter of 2006.

    Interest expense for the third quarter was $2.3 million and was $6.8 million for the first nine months, both flat with 2006.

    Midas spent $7.4 million during the third quarter to purchase 382,800 shares of its common stock in a share repurchase program that began in February 2005. Through the end of the third quarter, Midas has acquired approximately 2.8 million shares at a total cost of approximately $57.4 million--with $42.6 million remaining in the $100 million authorization.

    Bank debt was $70.0 million at the end of the third quarter, compared to $72.5 million at the end of the second quarter. Bank debt declined during the quarter, despite $7.4 million in share repurchases, $1.8 million in capital expenditures and $3.4 million in cash paid to acquire shops during the quarter.

    2007 Outlook

    As a result of the continuing softness in retail sales, Midas is revising its full-year guidance. The company now expects 2007 full-year revenues of approximately $178 million, down from previous guidance of $180 million. Operating income will likely be in a range of $28.5 to $29.5 million, excluding the effects of continuing shop upgrade payments and the AutoZone contract amendment payment. The company previously had projected operating income in a range of $29.5 to $30.5 million.

    The company continues to expect full-year interest expense of approximately $9.0 million and capital spending of approximately $4.0 million.

    Midas continues to expect cash flow from operating activities of between $30 and $32 million in 2007, after providing for changes in working capital and outlays for business transformation costs.

    Midas intends to continue to use this cash flow to repurchase shares and to fund acquisition opportunities and shop growth.

    "It is important to note that because of the strength of our franchise model, even with a 3.2 percent comparable shop sales decline during the third quarter and early indications of continued sales weakness in the fourth quarter, we have only reduced our operating income guidance by $1.0 million or approximately three percent," Feldman said.

    Midas is one of the world's larger providers of automotive service, offering brake, exhaust, maintenance, tires, steering and suspension services at more than 2,500 franchised, licensed and company-owned Midas shops in 18 countries, including more than 1,700 in the United States and Canada.

    FORWARD LOOKING STATEMENTS AND RISK FACTORS

    This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2006 annual report on Form 10-K and subsequent filings.



                             MIDAS, INC.
            CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
             (In millions, except for earnings per share)

                              For the quarter     For the nine months
                               ended fiscal          ended fiscal
                                 September             September
                           --------------------- ---------------------
                              2007       2006       2007       2006
                           ---------- ---------- ---------- ----------
                           (13 weeks) (13 weeks) (39 weeks) (39 weeks)

Sales and revenues:
  Franchise royalties and
   license fees                $15.6      $16.6      $46.2      $48.7
  Real estate revenues           9.1        9.1       27.0       27.3
  Company-operated shop
   retail sales                 12.9       10.8       32.9       30.8
  Replacement part sales
   and product royalties         7.4        7.8       23.7       23.3
  Other                          1.1        1.0        3.3        2.9
                           ---------- ---------- ---------- ----------
      Total sales and
       revenues                 46.1       45.3      133.1      133.0
                           ---------- ---------- ---------- ----------

Cost of sales and revenues:
  Real estate cost of
   revenues                      5.5        5.4       16.4       16.7
  Company-operated shop
   cost of sales                 3.1        2.7        7.9        7.4
  Replacement part cost of
   sales                         6.2        6.1       19.4       18.5
  Warranty expense               1.2        1.4        3.6        4.3
  Other cost of sales            0.3        0.3        0.9        0.8
                           ---------- ---------- ---------- ----------
      Total cost of sales
       and revenues             16.3       15.9       48.2       47.7
                           ---------- ---------- ---------- ----------

      Gross profit              29.8       29.4       84.9       85.3

Selling, general, and
 administrative expenses        21.9       21.4       62.5       65.8
Gain on sale of assets         ( 0.2)        --      ( 0.2)     ( 3.4)
Business transformation
 charges                         0.6        0.4        2.1        0.9
                           ---------- ---------- ---------- ----------

      Operating income           7.5        7.6       20.5       22.0

Interest expense               ( 2.3)     ( 2.3)     ( 6.8)     ( 6.8)
Other income, net                 --        0.3        0.3        0.8
                           ---------- ---------- ---------- ----------

      Income before income
       taxes                     5.2        5.6       14.0       16.0
Income tax expense               2.2        3.2        5.8        7.2
                           ---------- ---------- ---------- ----------

      Net income                $3.0       $2.4       $8.2       $8.8
                           ========== ========== ========== ==========

Earnings per share:
  Basic                        $0.22      $0.16      $0.58      $0.58
                           ========== ========== ========== ==========
  Diluted                      $0.21      $0.16      $0.56      $0.56
                           ========== ========== ========== ==========


Average number of shares:
  Common shares outstanding     13.8       15.0       14.1       15.2
  Common stock warrants          0.1        0.1        0.1        0.1
                           ---------- ---------- ---------- ----------
  Shares applicable to
   basic earnings               13.9       15.1       14.2       15.3
  Equivalent shares on
   outstanding stock awards      0.6        0.4        0.6        0.3
                           ---------- ---------- ---------- ----------
  Shares applicable to
   diluted earnings             14.5       15.5       14.8       15.6
                           ========== ========== ========== ==========


Capital expenditures            $1.8       $1.4       $2.9       $2.9
                           ========== ========== ========== ==========




                             MIDAS, INC.
                       CONDENSED BALANCE SHEETS
                            (In millions)

                                               Fiscal       Fiscal
                                              September    December
                                                2007         2006
                                             -----------  -----------
                                             (Unaudited)
Assets:
Current assets:
   Cash and cash equivalents                        $2.5         $2.4
   Receivables, net                                 27.6         28.7
   Inventories                                       2.6          3.1
   Deferred income taxes                             6.7          7.6
   Prepaid assets                                    3.7          3.3
   Other current assets                              3.5          4.3
                                             -----------  -----------
      Total current assets                          46.6         49.4
Property and equipment, net                         95.2         99.4
Goodwill and other intangibles, net                 11.1          1.5
Deferred income taxes                               52.5         57.2
Other assets                                         7.2          8.9
                                             -----------  -----------
      Total assets                                $212.6       $216.4
                                             ===========  ===========

Liabilities and equity:
Current liabilities:
   Current portion of long-term obligations         $1.8         $2.0
   Accounts payable                                 13.0         15.9
   Current portion of accrued warranty               4.7          4.6
   Accrued expenses                                 21.8         21.5
                                             -----------  -----------
      Total current liabilities                     41.3         44.0
Long-term debt                                      70.0         61.1
Obligations under capital leases                     2.3          3.0
Finance lease obligation                            33.1         33.9
Accrued warranty                                    29.1         28.8
Other liabilities                                    5.3          8.3
                                             -----------  -----------
      Total liabilities                            181.1        179.1
                                             -----------  -----------

Temporary equity:
Non-vested restricted stock subject to
 redemption                                          3.9          2.3
Shareholders' equity:
 Common stock ($.001 par value, 100 million
  shares authorized, 17.7 million shares
  issued) and paid-in capital                        8.2         10.3
   Treasury stock, at cost (3.4 million
    shares and 2.7 million shares)                 (72.9)       (57.8)
   Retained income                                  97.3         89.1
   Accumulated other comprehensive loss             (5.0)        (6.6)
                                             -----------  -----------
      Total shareholders' equity                    27.6         35.0
                                             -----------  -----------
      Total liabilities and shareholders'
       equity                                     $212.6       $216.4
                                             ===========  ===========



    CONTACT: Midas, Inc.
             Bob Troyer (630) 438-3016
             www.midasinc.com